EXHIBIT 99.2

FOR IMMEDIATE RELEASE                                              NEWS RELEASE
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CONTACT:    Barry Roseman
            Headway Corporate Resources, Inc.
            (212) 672-6650

                        HEADWAY CORPORATE RESOURCES, INC.
                        ANNOUNCES RESTRUCTURING AGREEMENT

                NEW YORK, NY, July 1, 2003. Headway Corporate Resources, Inc. (AMEX:HEA) announced today that it has reached an agreement with the holders of its senior and subordinated indebtedness for a restructuring of the Company. The restructuring will involve a significant reduction of outstanding indebtedness and a conversion of the balance of such indebtedness into 100% of the Company's equity. The transaction is being implemented pursuant to a Chapter 11 bankruptcy proceeding of the parent company, Headway Corporate Resources, Inc., which was commenced today. All of Headway's operating subsidiaries will continue to do business outside of bankruptcy. As part of the bankruptcy proceeding, the currently outstanding shares of Headway common stock will be cancelled without any distribution to be made to the holders of such shares.

                "While it is unfortunate that the Company will not be in a position to make any distribution to the shareholders, we do believe that this is the best solution for the Company. We are fortunate to have a fully consensual arrangement with our senior lenders and subordinated note holders. We do not expect the Chapter 11 filing to have any impact on our clients or our employees," said Barry Roseman, President of Headway Corporate Resources, Inc.

                "After years of operating under the weight of too much debt, we are thrilled to have found a solution. The restructuring will significantly reduce the Company's debt level, giving it a clean balance sheet. We believe that this will greatly enhance the Company's operating flexibility and position us to take advantage of the economic recovery," added Mr. Roseman.

                The Company further announced today that on June 26, 2003, it received a notice from the staff of the American Stock Exchange indicating that the Company no longer complies with the Exchange's continued listing standards as set forth in Section 1003(a))(i) of the AMEX Company Guide due to losses in two of its three most recent fiscal years and an equity value below $2 million. The Company's stock is therefore subject to being delisted from the Exchange. The Company has decided not to appeal this decision. AMEX has advised the Company that the last day of trading was June 30, 2003, and AMEX will file an application with the Securities and Exchange Commission to strike the Company's stock from listing and registration.

                Headway Corporate Resources, Inc. provides human resource and staffing services. Headquartered in New York City, Headway also has offices in California, Connecticut, Florida, North Carolina, and Virginia.

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                Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products and prices, and other factors discussed in the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the Quarterly Report on Form 10-Q.